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                                                                       EXHIBIT 5

                     [LETTERHEAD OF LEILA L. VESPOLI, ESQ.,
            VICE PRESIDENT AND GENERAL COUNSEL OF FIRSTENERGY CORP.]

September 22, 2000

FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

I am Vice President and General Counsel of FirstEnergy Corp., an Ohio corporation (the "Company"). This opinion is furnished to you in connection with a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 for the registration of shares of the Company's common stock, $0.10 par value per share (the "Shares"). The Shares are to be issued pursuant to the Agreement and Plan of Merger dated as of August 8, 2000 (the "Merger Agreement") by and between the Company and GPU, Inc. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of

    (i) the Registration Statement,

    (ii) the Company's Articles of Incorporation, as in effect on the date hereof and as proposed to be amended in connection with the merger as described in the Registration Statement,

    (iii) the Company's Regulations, as in effect on the date hereof,

    (iv) the Merger Agreement, and

    (iv) the resolutions of the Board of Directors of the Company relating to the Merger Agreement and the transactions contemplated thereby, including the amendment of the Articles of Incorporation.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as I have deemed relevant and necessary as a basis for this opinion.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the Shares, when issued in accordance with the Merger Agreement including, without limitation, following the adoption by the shareholders of the Company of the Merger Agreement and the related amendment of the Company's Articles of Incorporation, will have been duly authorized, legally issued, fully paid and nonassessable.
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This opinion is rendered to you in connection with the above described transaction. I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to the use of my name therein and in the related joint proxy statement/prospectus under the caption "Legal Matters."

I am a member of the Bar of the State of Ohio, and I do not express any opinion herein concerning any law other than the law of the State of Ohio and the federal law of the United States.

Very truly yours

/s/ LEILA L. VESPOLI, ESQ.